                          OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                            FIBREBOARD CORPORATION

                                      AT

                             $55.00 NET PER SHARE

                                      BY

                                 SIERRA CORP.

                         A WHOLLY OWNED SUBSIDIARY OF

                                 OWENS CORNING

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, JUNE 26, 1997, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF THE COMPANY, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS (COLLECTIVELY, THE "SHARES"), THAT WOULD CONSTITUTE A MAJORITY OF THE VOTING POWER OF THE SHARES (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER), (II) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 27, 1997 (THE "MERGER AGREEMENT"), AMONG OWENS CORNING, SIERRA CORP., AND FIBREBOARD CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                                --------------

                                   IMPORTANT

  Any stockholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
  Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.
  Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or to Georgeson & Company Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                --------------

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

May 30, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
 1. Terms of the Offer....................................................   2
 2. Acceptance for Payment and Payment for Shares.........................   4
 3. Procedure for Tendering Shares........................................   5
 4. Withdrawal Rights.....................................................   7
 5. Certain Federal Income Tax Consequences...............................   8
 6. Price Range of Shares; Dividends......................................   9
 7. Certain Effects of the Transaction....................................  10
 8. Certain Information Concerning the Company............................  11
 9. Certain Information Concerning Parent and the Offeror.................  13
10. Source and Amount of Funds............................................  14
11. Background of the Offer; Past Contacts, Transactions or Negotiations
 with the Company.........................................................  16
12. Purpose of the Offer and the Merger; Plans for the Company............  17
13. The Merger Agreement..................................................  19
14. Dividends and Distributions...........................................  28
15. Certain Conditions to the Offeror's Obligations.......................  28
16. Certain Legal Matters.................................................  30
17. Fees and Expenses.....................................................  33
18. Miscellaneous.........................................................  33
Annex I. Certain Information Concerning the Directors and Executive
 Officers of Parent and the Offeror....................................... I-1

TO THE HOLDERS OF COMMON STOCK OF FIBREBOARD CORPORATION:

                                 INTRODUCTION

  Sierra Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Owens Corning, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, $.01 par value per share, of Fibreboard Corporation, a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 25, 1988, as amended (the "Rights Agreement"), between the Company and The First National Bank of Boston, as successor Rights Agent (collectively, the "Shares"), at a purchase price of $55.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Dealer Manager" or "Merrill Lynch"), The Bank of New York (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN), THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Company has advised the Offeror that Dillon, Read & Co. Inc. ("Dillon Read"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of the Merger Agreement, the per Share consideration to be offered to the Company's stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to such stockholders. A copy of such opinion is set forth in full in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 which is being mailed to the Company's stockholders with this Offer to Purchase, and such stockholders are urged to read the opinion in its entirety.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF THE VOTING POWER OF THE SHARES (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE, AND THE CONVERSION OR EXCHANGE OF ALL SECURITIES CONVERTIBLE OR EXCHANGEABLE INTO, SHARES OUTSTANDING AT THE EXPIRATION DATE OF THE OFFER) (THE "MINIMUM CONDITION"),
(II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). If the Offeror acquires at least 90% of the outstanding Shares pursuant to the Offer, the Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any stockholder of the Company. See Section
12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) will be cancelled and become the right to receive from the Surviving Corporation $55.00 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

  The Merger Agreement provides that, promptly after the Offeror purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), the Offeror will be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent or any of its subsidiaries. However, Parent shall cause the Board of Directors of the Company to have at least three directors who were directors on the date of the Merger Agreement and who are not officers of the Company. The Company has agreed, at the option of Parent, either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. The Merger Agreement is more fully described in
Section 13.

  The Company has advised the Offeror that as of May 22, 1997, there were 8,490,020 Shares issued and outstanding, and as of the date of the Merger Agreement there were outstanding stock options and rights to purchase not in excess of 814,300 Shares. As of the date hereof, neither the Offeror nor Parent beneficially owns any Shares. If the Offeror acquires at least 4,652,161 Shares in the Offer, it will control a majority of the outstanding Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the expiration date of the Offer). Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, June 26, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Thursday, June 26, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

  Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without the consent of the Company, reduce the number of Shares to be purchased in the Offer, reduce the Offer Price, modify or add to the conditions to the Offer other than the conditions set forth in Section 15 (other than to waive any such conditions to the extent permitted by the Merger Agreement), extend the Offer, change the form of consideration payable in the Offer or make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if at the scheduled or extended Expiration Date of the Offer, any of the conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, or (iii) for a period of up to five business days, if on any scheduled Expiration Date of the Offer on which the conditions to the Offer shall have been satisfied or waived, the number of Shares that have been validly transferred and not withdrawn represent more than 70% of the voting power of the Shares, but less than 90% of the voting power of the Shares.

  Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer. See Section 13.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act and any other applicable rules of the Commission, the Offeror expressly reserves the right to delay acceptance for payment and payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING ANY PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any

Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT 31% "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME

TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY SUBMIT A COMPLETED FORM W-8 TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 28, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for

Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger, although, under proposed legislation not yet effective, gain or loss would be determined based on the average tax basis of all Shares held by the beneficial owner. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislation has been proposed which, if enacted, would favorably affect the taxation of capital gains. It is uncertain whether, in what form, and with what effective date any such legislation will be enacted. However, the chairmen of the House Ways and Means Committee and the Senate Finance Committee have stated their present intention that any capital gains legislation will be effective with respect to transactions occurring on or after May 7, 1997.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

  Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K"), the Shares, together with the associated Rights, are traded on the American Stock Exchange ("AMEX"). The following table sets forth for the periods indicated the high and low sales prices per Share on the AMEX as reported by the Company in the 1996 10-K with respect to the years ended December 31, 1995 and December 31, 1996, and as reported by published financial sources with respect to periods after December 31, 1996.

                                                                 HIGH     LOW
                                                                ------- --------
      Year Ended December 31, 1995:
        First Quarter.......................................... $17     $13 3/4
        Second Quarter.........................................  27      15 5/16
        Third Quarter..........................................  26 3/8  21 7/8
        Fourth Quarter.........................................  26 3/4  19 5/8
      Year Ended December 31, 1996:
        First Quarter.......................................... $25 1/8 $20 1/4
        Second Quarter.........................................  28      23
        Third Quarter..........................................  35 1/2  25
        Fourth Quarter.........................................  36      28 3/4
      Year Ended December 31, 1997:
        First Quarter.......................................... $37 1/2 $32
        Second Quarter (through May 29, 1997)..................  54 5/8  33 5/8

  On May 27, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the AMEX was $47 1/2. On May 29, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the AMEX was $54 1/4. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  Since its spinoff from Louisiana-Pacific Corporation on June 6, 1988, the Company has not paid cash dividends on its Shares.

7. CERTAIN EFFECTS OF THE TRANSACTION.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of May 28, 1997, there were approximately 10,072 holders of record and as of April 9, 1997 there were approximately 9,088 beneficial owners of the Shares.

  Market for Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the AMEX. According to AMEX's published guidelines, AMEX would consider delisting such Shares if, among other things, the number of public holders of such Shares should fall below 300, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("AMEX Excluded Holdings")) should fall below 200,000 or the aggregate market value of publicly held Shares (exclusive of AMEX Excluded Holdings) should fall below $1,000,000. If as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for the Shares would be adversely affected.

  In the event that the Shares should no longer be listed or traded on AMEX, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of such Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent and the Dealer Manager assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror, Parent or the Dealer Manager.

  The Company is a Delaware corporation with its principal executive offices located at 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201. The Company is a producer of residential and industrial building products including vinyl siding and related accessories for exterior residential applications, cast stone products, molded insulation for industrial applications, fireproofing board used in commercial construction, metal jacketing and customized exterior components for the manufactured housing, recreational vehicle, building and construction and transportation/cargo industries.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the 1996 10-K, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                            FIBREBOARD CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                     THREE MONTHS
                                        ENDED
                                      MARCH 31,       YEAR ENDED DECEMBER 31,
                                   ----------------  --------------------------
                                     1997    1996      1996     1995     1994
                                   -------- -------  -------- -------- --------
                                   (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                      DATA)
INCOME STATEMENT DATA:
  Net sales....................... $115,929 $79,813  $468,938 $335,851 $141,983
  Operating income................    1,304    (284)   27,897   18,709    7,123
  Income from continuing
   operations.....................    1,239    (374)   15,784    9,439    3,504
  Income from continuing
   operations per share...........      .14    (.04)     1.77     1.05      .39

                                     THREE MONTHS
                                        ENDED
                                      MARCH 31,      YEAR ENDED DECEMBER 31,
                                     ------------ ------------------------------
                                         1997       1996      1995       1994
                                     ------------ -------- ---------- ----------
BALANCE SHEET DATA:
  Operating assets..................   $411,630   $451,976 $  353,816 $  362,444
  Total assets......................    590,465    688,845  1,183,880  1,174,791
  Total stockholders' equity........    290,774    292,897    239,756    145,389

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of AMEX, 8 Trinity Place, New York, New York 10006.

 Certain Company Projections.

  To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain financial projections.

  The projections presented in the tables below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this Section 8.

                            FIBREBOARD CORPORATION

            SELECTED PROJECTIONS OF FUTURE ANNUAL OPERATING RESULTS
                           (IN MILLIONS OF DOLLARS)

                                                                 1999  1998 1997
                                                                ------ ---- ----
Revenue........................................................ $1,072 $934 $739
Net Income..................................................... $   51 $ 39 $ 30

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE OFFEROR, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE OFFEROR, THE COMPANY AND ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR.

  The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at One Owens Corning Parkway, Toledo, Ohio 43659.

  Parent, a Delaware corporation, has its principal executive office at One Owens Corning Parkway, Toledo, Ohio 43659. Parent serves consumers and industrial customers with high performance glass composites and building materials systems. These products are used in industries such as home improvement, new construction, transportation, marine, aerospace, energy, appliance, packaging and electronics.

  Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, Parent's Annual Report on Form 10-K for the year ended December 31, 1995, Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                                 OWENS CORNING

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                           THREE MONTHS
                                              ENDED
                                            MARCH 31,   YEAR ENDED DECEMBER 31,
                                           ------------ ------------------------
                                           1997 1996(A) 1996(B)  1995(C) 1994(D)
                                           ---- ------- -------  ------- -------
                                           (IN MILLIONS OF DOLLARS, EXCEPT PER
                                                       SHARE DATA)
INCOME STATEMENT DATA:
  Net sales............................... $875  $849   $3,832   $3,612  $3,351
  Net income (loss).......................   42    39     (284)     231     159
  Net income (loss) per share (primary)...  .79   .75    (5.50)    4.64    3.61
  Net income (loss) per share (fully
   diluted)...............................  .76   .73    (5.50)    4.40    3.35

                                              THREE MONTHS
                                                 ENDED        YEAR ENDED
                                               MARCH 31,     DECEMBER 31,
                                              ------------ -------------------
                                                  1997     1996   1995   1994
                                              ------------ -----  -----  -----
BALANCE SHEET DATA:
  Total current assets.......................    1,107       958    927    930
  Total assets...............................    4,107     3,913  3,261  3,274
  Total assets less excess costs of assets
   acquired over book value..................    3,806     3,627  3,012  3,123
  Total current liabilities..................    1,044     1,121    936  1,073
  Total debt.................................    1,235       934    893  1,212
  Total MIPS.................................      194       194    194    --
  Stockholders' equity (deficit).............     (414)     (484)  (212)  (680)

--------
(a) Income from operations for the three months ended March 31, 1996 includes an after-tax gain of $27 million or $.52 per share from the sale of an ownership interest in the former Japanese affiliate Asahi Fiber Glass Co. Ltd, as well as other one time special charges totaling $27 million or, $.52 per share after-tax which include valuation adjustments associated with prior divestitures, major product line productivity initiatives and a contribution to the Owens-Corning Foundation.
(b) Additionally, in 1996 the net loss of $284 million, or $5.50 per share, includes the items noted in (a) as well as a net after-tax charge of $542 million, or $10.49 per share, for asbestos litigation claims that may be received after 1999 and probable additional insurance recovery; an after-tax charge of $26 million, or $.50 per share, for restructuring and other actions; and a $27 million, or $.52 per share, reduction of tax reserves due to favorable legislation.

(c) Net income for 1995 of $231 million, or $4.64 per share ($4.40 per share fully diluted), included a one time gain of $8 million or $.16 per share ($.15 per share fully diluted), which was the result of a tax loss carryback.
(d) Net income for 1994 of $159 million included the following special items: an after-tax gain of $123 million, or $2.78 per share ($2.45 per share fully diluted), reflecting a change to the capital method of accounting for the rebuilding of glass melting facilities; an after-tax charge of $85 million, or $1.92 per share ($1.69 per share fully diluted), for productivity initiatives and other actions; a non-cash, after-tax charge of $10 million, or $.23 per share ($.20 per share fully diluted), to reflect adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" for Parent's non-U.S. plans; and a non-cash, after-tax charge of $28 million, or $.63 per share ($.56 per share fully diluted), to reflect adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase.

  Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. SOURCE AND AMOUNT OF FUNDS.

  The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $513 million, which amount excludes related fees and expenses. The Offeror plans to obtain the necessary funds under the Credit Facility (as defined below).

  Parent has received a written financing commitment (the "Commitment Letter") from Credit Suisse First Boston ("CSFB") in the aggregate principal amount of $2 billion (the "Credit Facility"). Although CSFB has committed to provide the entire Credit Facility, CSFB expects to assemble a syndicate of financial institutions (the "Lenders") prior to the initial funding under the Credit Facility. The terms of the definitive agreement providing for the Credit Facility (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Credit Facility based upon the Commitment Letter. This summary is subject to finalizing of the Loan Agreement and is qualified in its entirety by reference to the Commitment Letter, which is filed as an exhibit to the Schedule 14D-1 of which this Offer to Purchase is an exhibit.

  The Credit Facility consists of a revolving loan facility under which loans may be borrowed, repaid and reborrowed by Parent (and certain of its subsidiaries) from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital and for other general corporate purposes.

  The Credit Facility will mature in five years. The Credit Facility will have no scheduled amortization, but the aggregate principal amount that may be borrowed thereunder will be reduced (i) to the extent that a portion of the Credit Facility is not used within six months to refinance certain other indebtedness of Parent and its subsidiaries unless Parent then has an investment grade senior long-term debt rating and (ii) in an amount equal to the net cash proceeds of certain issuances of additional indebtedness and/or equity by Parent or its subsidiaries up to a maximum of $200 million. The Credit Facility is unsecured, but will be guaranteed by Parent and certain of its subsidiaries.

  Borrowings under the Credit Facility will bear interest at a floating rate based upon, at the borrower's option, (i) the higher of CSFB's prime rate or the Federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") plus 1% per annum, pending confirmation of Parent's senior long-term debt rating or issuance of a new rating with respect to such debt, and thereafter LIBOR plus spreads ranging from 0.20% to 0.525% per annum, depending upon Parent's senior long-term debt rating, plus, in each case, a utilization fee. The utilization fee will be applicable when more than 50% of the Credit Facility is drawn and is either 0.25% or 0% per annum, depending upon Parent's senior long-term debt rating. In addition, Parent will have a competitive advance option under the Credit Facility which will allow it to request uncommitted advances from the Lenders at competitive rates on an auction basis. A facility fee will accrue on the total Credit Facility regardless of usage at a rate ranging from 0.10% to 0.35% per annum, depending upon Parent's senior long-term debt rating. Parent will also pay CSFB underwriting and administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

  The Loan Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

  CSFB's commitment to provide the Credit Facility is conditioned on, among other things: the signing of the Loan Agreement on or before July 31, 1997; evidence satisfactory to CSFB that requisite legal and regulatory approvals for the Offer and the Merger have been obtained; the absence of a material adverse change in the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of Parent and its subsidiaries on a consolidated basis or the Company and its subsidiaries on a consolidated basis (in each case from that reflected in the December 31, 1996 financial statements for each such entity); the absence of any material change in or disruption of financial, banking or capital market conditions that in CSFB's reasonable opinion would materially and adversely affect the satisfactory syndication of the Credit Facility; all material conditions to the Offer (including the Minimum Condition) being satisfied and the purchase of validly tendered Shares concurrently with the initial borrowing under the Credit Facility; and the concurrent repayment of Parent's existing $475 million credit facility and Cdn. $135 million credit facility and all existing credit facilities of the Company and its subsidiaries.

  It is anticipated that the indebtedness incurred through borrowings under the Credit Facility will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  On April 17, 1997, management of Parent presented an overview to Parent's board of directors regarding a possible business combination with the Company. Thereafter, Glen H. Hiner, Chairman of the Board and Chief Executive Officer of Parent, contacted John D. Roach, Chairman, President and Chief Executive Officer of the Company, and inquired whether the Company would be interested in discussing a possible business combination transaction. On April 24, 1997, Messrs. Hiner and Roach met in San Antonio, Texas. At such meeting, Mr. Hiner discussed Parent's preliminary views on possible valuations of the Company and discussed the desire of Parent to conduct certain due diligence reviews with respect to the Company. Mr. Hiner indicated that Parent desired to evaluate further a possible business combination with the Company at a price of $50.00 per Share, subject to satisfactory completion of due diligence, necessary board approvals and negotiation of acceptable contractual terms. After discussions regarding the situation between management of the Company and its Board of Directors at a telephonic meeting on April 28, 1997, the Company acknowledged that, although Parent's preliminary valuation warranted further evaluation by the Company and its advisors, the Company would be willing to provide Parent an opportunity to conduct due diligence with respect to the Company.

  On April 30, 1997, Parent and the Company executed a confidentiality and standstill agreement relating to the Company. Thereafter, the Company made certain due diligence materials available to Parent and its advisors.

  On May 5, 1997, representatives of Parent attended a presentation by representatives of the Company with respect to the Company's asbestos-related litigation. On May 6, 1997, representatives of Parent, including Merrill Lynch, attended a presentation made by the Company's management in Dallas regarding the Company's business. A due diligence meeting with selected members of management of Parent and the Company was held in Dallas on May 9, 1997. During the weeks of May 12 and May 19, representatives of Parent conducted a further due diligence review of information provided by the Company, including various information regarding the Company's asbestos-related litigation. During this period, representatives of Parent also visited certain major manufacturing and distribution facilities of the Company. In the course of the discussions during such period, the Company's advisors communicated to Parent that a price of $50.00 per Share was not likely to be acceptable to the Company's Board of Directors in connection with a sale of the Company.

  On May 16, 1997, the Board of Directors of Parent reviewed the status of Parent's evaluation of the Company, and authorized Parent's management to commence formal negotiations with respect to the possible acquisition by Parent of all outstanding shares of capital stock of the Company. Later that day, Mr. Hiner contacted Mr. Roach and proposed such an acquisition at a price of $52.00 per Share in cash, subject to final board approval and negotiation of an acceptable merger agreement. In the evening of May 16, Parent's legal advisors delivered to the Company and its advisors a draft of a proposed merger agreement. Among other things, the proposed merger agreement contemplated that the Company grant to Parent a stock option for 19.9% of the Common Stock in addition to providing for termination fee and expense reimbursement provisions.

  On May 19, 1997, the Board of Directors of the Company held a meeting to consider Parent's proposal, at which management of the Company discussed the business and prospects of the Company and alternatives to the proposed transaction with Parent. At such meeting, Dillon Read also made an extensive financial presentation, including background information and various financial analyses. After discussion of such factors, including the economic and other uncertainties inherent in the Company's business, the Board rejected the $52.00 per Share proposal, but instructed management and the Company's financial and legal advisors to pursue discussions with Parent in order to determine if an acceptable price and merger agreement could be negotiated.

  During the week of May 19, 1997, the respective financial and legal advisors of Parent and the Company held various discussions regarding the economic and contractual terms of a possible transaction. These discussions culminated in the submission by Parent, on May 23, 1997, of a revised proposal to purchase all of the capital stock of the Company at a cash purchase price of $55.00 per Share, without the aforementioned stock option, subject to board approval and the negotiation of a satisfactory merger agreement.

  During the period of May 23, 1997 through May 27, 1997, negotiations continued on the terms of a possible transaction and revised drafts of the proposed merger agreement were delivered, reviewed and negotiated.

  In the afternoon of May 27, 1997, the Board of Directors of Parent held a meeting during which it reviewed and approved the Offer and the Merger Agreement. Also in the afternoon of May 27, 1997, the Board of Directors of the Company met to consider Parent's revised proposal and the terms of the Merger Agreement. At such meeting, the Board of Directors of the Company considered reports from the Company's financial advisors, as well as the terms of the Merger Agreement, including provisions relating to the ability of the Company to consider unsolicited third party proposals and to terminate the Merger Agreement, under certain circumstances, consistent with the fiduciary responsibilities of the Board of Directors. Dillon Read then delivered its opinion to the Board of Directors of the Company to the effect that, as of the date of such opinion, the per Share consideration to be offered to the Company's stockholders in the Offer and the Merger is fair, from a financial point of view, to such stockholders. After discussion and analysis, the Board of Directors of the Company unanimously approved the Merger Agreement. After the respective meetings of the Boards of Directors of Parent and the Company, Parent, the Offeror and the Company executed and delivered the Merger Agreement.

  Before the opening of trading on the NYSE and AMEX on the morning of May 28, 1997, Parent and the Company issued a joint press release announcing the signing of the definitive Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

  Pursuant to the DGCL and the Certificate of Incorporation (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote thereon and, if a class or series is entitled to vote as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval of the Merger Agreement without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed that, if approval of the Merger by stockholders of the Company is required by law, the Company shall, at Parent's request, as soon as practicable following expiration of the Offer in accordance with the Merger Agreement, so long as permitted by law, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the stockholders' approval. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror owns a majority of the outstanding Shares, approval of the Merger Agreement can be obtained without the affirmative vote of any other stockholder of the Company.

  Short Form Merger. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares being tendered in the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Charter and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of and to receive payment in cash for the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders of their Shares. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UPO, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceedings. Therefore, the value so determined in any appraisal could be different from the price being paid in the Offer.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rablin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

  Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization or dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, following the acquisition of Shares pursuant to the Offer, the Offeror may designate up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent and any of its subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

13. THE MERGER AGREEMENT.

  The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and the Offeror have agreed, subject to certain exceptions, to use its reasonable best efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as reasonably practicable. Without limiting the foregoing, each of the Company, Parent and the Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. In addition, neither Parent nor any of its subsidiaries is obligated in connection with obtaining any required HSR Act or other governmental approvals to divest or hold separate or to otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its subsidiaries or that would have a material adverse effect on Parent. Pursuant to the Merger Agreement, the Offeror expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, the Offeror shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose any conditions to the Offer in addition to the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) or modify such conditions (other than to waive any condition to the extent permitted by the Merger Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iii) extend the Offer for a period of up to five business days if, on any scheduled expiration date on which the conditions to the Offer shall have been satisfied or waived, the number of Shares that have been validly tendered and not withdrawn represent more than 70% of the voting power of the Shares (on a fully diluted basis), but less than 90% of the voting power of the then issued and outstanding Shares. The Merger Agreement further provides that in the event that the Offeror would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the conditions to the Offer, unless the Merger Agreement shall have been terminated pursuant to its terms, the Offeror shall, and Parent shall cause the Offeror to, extend the Offer until such date as the conditions to the Offer have been satisfied or such later date as required by applicable law but not beyond November 30, 1997.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the DGCL. At the Effective Time, the Charter, as amended as of the Effective Time, and Bylaws of the Company shall be the Charter and Bylaws of the Surviving Corporation. The directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

  Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under the DGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable Share, $.01 par value, of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts); absence of any material adverse change; compliance with laws; tax matters; liabilities; benefit plans and employees and employment practices; litigation; environmental matters; state takeover statutes and the execution of an amendment to the Rights Agreement; and asbestos related matters.

  The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to: their organization and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; and financing.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed that it will, and will cause its subsidiaries to, in all material respects, except as contemplated by the Merger Agreement, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it. The Company has agreed that, except as otherwise expressly contemplated by the Merger Agreement, during such period, except as contemplated by the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

    (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than the payment by a subsidiary of the Company of a dividend or distribution to the Company or another wholly owned subsidiary of the Company), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) except as set forth in the letter from the Company to Parent dated the date of the Merger Agreement and except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement including, without limitation, the Company Stock Options (as defined below), issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement and other than issuances to a wholly owned subsidiary of the Company of its capital stock to the Company);

    (c) amend its Charter or Bylaws or other similar organizational documents;

    (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than transactions that are (i) in the ordinary course of business consistent with past practice, (ii) which involve assets having a purchase price not in excess of $1,000,000 individually or $5,000,000 in the aggregate or
  (iii) acquisitions or purchases of assets to the extent permitted by paragraph (n) below;

    (e) other than settling disputes with the Company's insurance carriers in connection with insurance for asbestos-related property damage and other claims (excluding personal injury asbestos claims), sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice or which involve assets which in the aggregate are not in excess of $2,000,000;

    (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business consistent with past practice not to exceed $2,000,000 in the aggregate or non-acquisition-related borrowings under existing credit facilities not to exceed $10,000,000 in the aggregate, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or any wholly owned subsidiary of the Company;

    (g) except as set forth in the letter from the Company to Parent dated the date of the Merger Agreement, alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any subsidiary of the Company;

    (h) except as set forth in the letter from the Company to Parent dated the date of the Merger Agreement, increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

    (i) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

    (j) except as set forth in paragraphs (q) or (r) below, settle or compromise any suit, proceeding or claim or threatened suit, proceeding or claim for an amount that is more than $100,000 in the case of any individual suit, proceeding or claim or $250,000 for all suits, proceedings or claims;

    (k) except to the extent required by law or agreed to by Parent, (i) compromise any material tax liability or (ii) prepare or file any material tax return inconsistent with past practice or, on any such material tax return or otherwise, take any position, make any material election, or adopt any material accounting method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns;

    (l) redeem the Rights or, other than as contemplated by the Merger Agreement, amend the Rights Agreement;

    (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its methods of accounting;

    (n) make or agree to make any new capital expenditure or expenditures not previously finally committed to that, individually, exceeds $2,500,000; provided, however, that as to any individual capital expenditure in an amount equal to or greater than $1,000,000 but less than or equal to $2,500,000, the Company will consult with Parent (it being understood that no consent is required under the Merger Agreement);

    (o) except as permitted by paragraph (j) above or paragraph (q) or (r) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the documents filed by the Company pursuant to the Securities Act or the Exchange Act or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (ii) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date of the Merger Agreement;

    (p) excluding contracts covered by paragraphs (q) or (r) below, enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party or waive (except to the extent permitted by the Section entitled "Third Party Standstill Agreements" below), release or assign any material rights or claims except to the extent permitted by the Merger Agreement;

    (q) except to the extent permitted by the letter from the Company to Parent dated the date of the Merger Agreement, modify, waive or amend, or consent to any modification, waiver or amendment of, any provision of the Asbestos Agreements (as defined in the Merger Agreement);

    (r) enter into any agreement, or make any commitment, for the resolution of any asbestos personal injury lawsuits or for the payment of any settlement monies, fees, costs or disbursements relating thereto exceeding $12.5 million in the aggregate per 30 day period after the date of the Merger Agreement unless (i) any payments in respect of such agreements or commitments would be made entirely from funds provided by the Company's insurance carriers and (ii) would not, in the event of Global Court Disapproval (as defined in the Merger Agreement), result in a reduction or commitment of the amounts otherwise payable to the Company pursuant to the Trilateral Settlement Agreement (as defined in the Merger Agreement); provided, however, that the Company may, without regard to the restriction set forth in this paragraph (r), pay and discharge, and agree to pay and discharge, any claims with Outstanding Offers and Interim Claims (as defined in the Merger Agreement); or

    (s) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  No Solicitation. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly encourage (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any

Takeover Proposal or (2) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, the Company may, in response to a Takeover Proposal which was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions discussed below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in substantially the same form as the confidentiality agreement entered into between the Company and Parent (other than for provisions similar to Section 6 thereof) and (ii) participate in discussions, investigations and/or negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the aggregate assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the voting power of the Shares then outstanding or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the voting power of the Shares then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by the Merger Agreement.

  The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger or the Merger Agreement; provided that, the Board of Directors of the Company may, (A) in response to any Takeover Proposal, suspend such recommendation for a period of up to 24 hours pending its analysis of such Takeover Proposal or (B) at any time prior to the consummation of the Offer, modify or withdraw such recommendation if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation (regardless of the existence of a Superior Proposal (as defined below) at such time); provided further that, unless the Merger Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and the Offeror, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to the provisions of the Merger Agreement relating to state takeover statutes and the Rights Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's stockholders under applicable law, such Board of Directors may (subject to the other provisions regarding Takeover Proposals described herein) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement, but in each case, only at a time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") (which obligation may be satisfied by the delivery of the notice described in the next succeeding paragraph) advising Parent that the Board of Directors of the Company has received a Takeover Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the combined voting power of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as Dillon Read), to be more favorable to the Company's stockholders than the Offer and the Merger.

  In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to endeavor to keep Parent reasonably informed of the overall status of any such request or Takeover Proposal.

  The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's stockholders under applicable law or otherwise required under applicable law.

  Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) unless the Company's Board of Directors shall have determined in good faith, after consultation with outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Company's Board of Directors' fiduciary responsibilities under applicable law.

  Options. Pursuant to the Merger Agreement, each stock option, stock appreciation right and limited stock appreciation right of the Company (a "Company Stock Option") which is outstanding immediately prior to the consummation of the Offer (an "Option") pursuant to any stock option plan or long-term incentive plan of the Company in effect on the date of the Merger Agreement (collectively, the "Company Stock Plans"), whether or not otherwise exercisable, shall become fully vested and exercisable. Upon the consummation of the Offer each Option shall be canceled by the Company in return for the payment, as hereinafter provided for which the holder thereof shall thereupon be entitled to receive. Each such holder shall receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount (if any) equal to (i) the product of (x) the number of Shares subject or related to such Option and (y) the excess, if any, of the Offer Price over the exercise or purchase price per Share subject or related to such Option, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company. The Company shall use its reasonable best efforts to ensure that, after giving effect to the foregoing, no Option shall be exercisable for Common Stock of the Company following the consummation of the Offer. Each restricted stock agreement or stock unit agreement which is outstanding immediately prior to the consummation of the Offer pursuant to any Company Stock Plan, whether or not otherwise exercisable, shall become fully vested. Upon the consummation of the Offer each such agreement shall be canceled by the Company in return for the payment as hereinafter provided for which the holder thereof shall thereupon be entitled to receive. Each such holder shall receive promptly (but in no event later than five days) after the consummation of the Offer, a cash payment in respect of such cancellation from the Company in an amount equal to (i) the product of (x) the number of Shares subject or related to such agreement and (y) the Offer Price, minus (ii) all applicable federal, state and local taxes required to be withheld by the Company. The Company shall use its reasonable best efforts to ensure that, after giving effect to the foregoing, no such agreement shall be outstanding following the consummation of the Offer.

  Indemnification. From and after the Effective Time, Parent has agreed that it will and will cause the Surviving Corporation to exculpate, indemnify and hold harmless all past and present officers, directors, employees and agents of the Company and its subsidiaries to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's Charter or Bylaws for acts or omissions, occurring at or prior to the Effective Time and will cause the Surviving Corporation's Charter and Bylaws to continue to include provisions to such effect. Parent will cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Company's directors and officers who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Notwithstanding the foregoing, the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement (which the Company has represented and warranted to Parent to be $400,250), but in such case shall purchase as much coverage as possible for such amount.

  Board Representation. The Merger Agreement provides that promptly after such time as the Offeror purchases Shares pursuant to the Offer, the Offeror shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent or any of its subsidiaries. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"). If the number of Independent Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election or appointment of the Offeror's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment, or waiver of any term or condition, of the Merger Agreement or the Company's Charter or Bylaws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Offeror or waiver or assertion of any of the Company's rights under the Merger Agreement, and any other consent or action by the Board of Directors of the Company with respect to the Merger Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of the Merger Agreement. In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable the Offeror's designees to be elected or appointed to the Company's Board of Directors as provided above.

  Employee Benefits; Severance and Other Agreements. The Merger Agreement provides that during the period from the Effective Time until December 31, 1998, Parent shall maintain or cause to be maintained wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company or its subsidiaries which, in the aggregate, are not less favorable than those wages, compensation levels and other benefits under the benefit plans of the Company that are in effect as of date of the Merger Agreement; provided, however, that Parent shall not have any obligation to provide benefits based on equity securities or any equivalent thereof. For all purposes of eligibility to participate in and vesting in benefits provided under employee benefits plans maintained by Parent and its subsidiaries (but not for purposes of determining benefits (or accruals thereof) under such plans) which employees and former employees of the Company become eligible to participate in after the Effective Time, all persons previously employed by the Company and its subsidiaries and then employed by Parent or its subsidiaries shall be credited with their years of service with the Company and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under such benefit plans.

  Parent has agreed to maintain or cause the Offeror to maintain certain specified severance agreements and employment agreements relating to officers, directors and employees that have previously been disclosed by the Company to Parent (it being understood that nothing in the Merger Agreement shall be deemed to mean that the

Company shall not be required to honor its obligations under any severance agreement or employment agreement to which it is a party) and has agreed, to maintain or cause to be maintained the Company's standard severance policy for its employees as in effect on the date of the Merger Agreement for a period of at least 12 months from the Effective Time. In addition, Parent shall honor or cause to be honored all severance agreements and employment agreements with the Company's directors, officers and employees to the extent disclosed in the letter from the Company to Parent dated the date of the Merger Agreement.

  Parent will, or will cause the Surviving Corporation to, maintain the Company's bonus plans (as in effect on or before March 1, 1997) through the end of the 1997 fiscal year, with bonuses to be paid to the employees participating thereunder at the greater of (i) the target level, if applicable, (ii) the prior year's bonus, or (iii) such bonus as the employee would have earned if the transaction contemplated by the Merger Agreement had not occurred, in all events on a basis consistent with past practice.

  Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company's employees immediately prior to the Effective Time, and (ii) provide each employee of the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

  Parent will, or will cause the Surviving Corporation to, prior to the end of the third month following the end of the current fiscal year, make retirement contributions to the Company's 401(k) plan on behalf of each eligible Company employee who was employed on the last day of the current fiscal year of four percent of such employee's 1997 base salary and bonus up to $6,400 for each employee; provided, however, that for any amounts to which an employee would be entitled in excess of $6,400 for those employees whose base salary and bonuses are in excess of $160,000, such excess amounts shall be paid to each such employee on a basis consistent with past practice. Notwithstanding the foregoing, in the case of a Company employee who is terminated prior to December 31, 1997, the retirement contribution described in the previous sentence (including any payment for any contribution in excess of $6,400) shall be made not later than the date of the employee's termination.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the stockholders of the Company shall have approved the Merger Agreement (provided that Parent and the Offeror vote all of their Shares entitled to vote thereon in favor of the Merger); (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect (provided that each of the parties shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered); (c) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the stockholders of the Company of the Merger (if required by applicable law): (a) by mutual written consent of Parent, the Offeror and the Company; (b) by either Parent or the Company: (i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see
Section 15) (other than the Minimum Condition), the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer consistent with the Offeror's obligations with respect to extension of the Offer described above,
(y) as a result of
the failure of the Minimum Condition, the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer consistent with the Offeror's obligations with respect to extension of the Offer described above or (z) the Offeror shall have, consistent with its obligations under the Merger Agreement, failed to pay for the Shares prior to November 30, 1997 (provided that the right to terminate the Merger Agreement pursuant to this clause
(b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer) or (ii) if any United States or Canadian governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement shall not be available to any party who has not used its reasonable best efforts to cause such order to be lifted;
(c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (d) or (e) described below in Section 15 and (ii) in the case of a breach of a covenant, cannot be or has not been cured within 20 days after the giving of written notice to the Company, or, in the case of a breach of a representation or warranty, cannot be or has not been cured within 90 days after the giving of written notice to the Company;
(d) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) described below in Section 15; provided that the temporary suspension of the recommendation of the Company's Board of Directors described above under "No Solicitation" shall not give rise to a right of termination pursuant to this clause (d); (e) by the Company as described above under "No Solicitation"; provided, that it has complied with the notice provisions therein and it complies with requirements of the Merger Agreement relating to payment of the Expense Reimbursement and the Termination Fee (each as defined below under "Fees and Expenses"); (f) by the Company, if (i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within 90 days after the giving of written notice to Parent or the Offeror, and, in the case of (ii), such failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or the Offeror; or (g) by the Company, if the Offer has not been timely commenced. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective officers or directors, other than for liability for any breach. If the Merger Agreement is terminated by either Parent or the Offeror or by the Company, the Offeror shall, and Parent shall cause the Offeror to, terminate promptly the Offer.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred by a party to the Merger Agreement in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

  The Merger Agreement provides that the Company will pay, or cause to be paid, in same day funds to Parent (a) $3,000,000 for reimbursement of Parent's expenses (the "Expense Reimbursement") and (b) $13,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows: (i) if Parent or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above, the Company shall pay the Expense Reimbursement and the Termination Fee upon demand; (ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Expense Reimbursement and the Termination Fee within one business day of such termination; and (iii) if Parent or the Company terminates the Merger Agreement in accordance with the provision described in clause (b)(i)(y) under "Termination" above or Parent terminates the

Merger Agreement in accordance with the provision described in clause (c) under "Termination" above as a result of a breach of a covenant, and, in each case, prior to such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement) and concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (x) with whom the Company has had any discussions with respect to a Takeover Proposal, (y) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (z) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (x), (y) and (z), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then in the case of either
(A) or (B) above, the Company shall pay the Termination Fee and the Expense Reimbursement upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

  The Company and Parent are also parties to a Confidentiality Letter dated April 23, 1997 containing customary terms, including a standstill provision. The Confidentiality Letter is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time Parent's designees shall constitute a majority of the Board of Directors of the Company, (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, purchase, redeem or otherwise acquire any shares of its capital stock or those of any subsidiary or any other securities thereof or any rights, warrants or options to acquire any such Shares or other securities; or
(b) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of the Merger Agreement, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such Shares, voting securities, equity equivalent or convertible securities (other than pursuant to the Rights Agreement or the issuance of Shares upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their current terms).

15. CERTAIN CONDITIONS TO THE OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and the Offeror's obligations under the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute a majority of the voting power of the Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the Expiration Date), and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration of the Offer. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and the Offeror's obligations set forth in the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted or pending by any governmental agency or similar authority in any United States federal or state court or administrative agency or in any Canadian federal or provincial court or administrative agency any suit, action, proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Parent or the Offeror of any Shares under the Offer, the consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or require the Company, Parent or the Offeror to pay any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material business or assets of the Company and its subsidiaries, or Parent and its subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) impose material limitations on the ability of Parent or the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company, (iv) prohibit Parent or any of its subsidiaries from effectively controlling any business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any United States federal or state governmental agency, court or similar authority, any statute, rule, regulation, judgment, order or injunction, other than the application to the Offeror the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    (c) the Board of Directors of the Company or any committee thereof shall have and be continuing to have suspended, withdrawn or modified in a manner adverse to Parent or the Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Takeover Proposal, or shall have resolved to take any of the foregoing actions;

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the Merger Agreement and as if such representations and warranties were made as of such time of determination (except that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date);

    (e) the Company shall have and be continuing to have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement;

    (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental entity on, or other similar event that materially adversely affects, the extension of credit in the United States by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely effects the extension of credit, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index;

    (g) there shall have occurred and be continuing any Material Adverse Change (as defined in the Merger Agreement) with respect to the Company (other than changes in general economic conditions or in economic conditions generally affecting the industry in which the Company operates); or

    (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the judgment of the Offeror with respect to each and every matter referred to above and regardless of the circumstances (including any action or inaction by the Offeror or any of its affiliates not inconsistent with the terms of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

  The foregoing conditions are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U. S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent made such a filing on May 28, 1997 and, accordingly, the initial waiting period will expire on June 11, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger or the sale of the Shares pursuant to the Stock Option Agreement on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  Investment Canada Act. According to the Company's 1996 10-K, the Company conducts certain operations in Canada. The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" (as defined in the ICA) by "non-Canadians" (as defined in the ICA) of any "Canadian business" (as defined in the ICA) be furnished to Investment Canada, a Canadian Governmental Entity.

  The acquisition of Shares by the Purchaser pursuant to the Offer may constitute an indirect acquisition of a "Canadian business" within the meaning of the ICA. The Purchaser intends to file any notice required under the ICA.

  Canadian Pre-Merger Notification Requirements. Certain provisions of Canada's Competition Act require pre-notification to the Director of Investigation and Research appointed under the Competition Act (the "Canadian Director") of significant corporate transactions, such as the acquisition of a large percentage of the stock of a public company that has Canadian operations, or a merger or consolidation involving such an entity. Pre-notification is generally required with respect to transactions in which the parties to the transactions and their affiliates have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of Cdn. $400 million and which involve the direct or indirect acquisition of an operating business, the value of the assets of which, or the gross revenues from sales in or from Canada generated from the assets of which, exceed Cdn. $35 million per year. For transactions subject to the notification requirements, notice must be given seven or 21 days prior to the completion of the transaction depending on the information provided to the Canadian Director. The Canadian Director may waive the waiting period. After the applicable waiting period expires or its waived, the transaction may be completed. If the Canadian Director determines that the proposed transaction prevents or lessens, or is reasonably likely to prevent or lessen, competition substantially in a definable market, the Canadian Director may apply to the Competition Tribunal, a special purpose Canadian tribunal, to, among other things, require the disposition of the Canadian assets acquired in such transaction. The Purchaser intends to file any required notice and information with respect to its proposed acquisition with the Canadian Director and, to the extent necessary, observe the applicable waiting period and/or apply to the Canadian Director for an advance ruling certificate to the effect that the Offer or the Merger would not prevent or lessen, or be likely to prevent or lessen, competition substantially.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company's Board of Directors has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

  Certain Charter Provisions. Article Ninth of the Company's Charter provides that in addition to any action required by law or the Company's Charter, the approval or authorization of (i) any merger or consolidation of the Company or any subsidiary of the Company with (a) any Interested Stockholder or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Stockholder; or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any affiliate of any Interested Stockholder of any assets of the Company or any subsidiary of the Company having an aggregate fair market value of $20,000,000 or more or any loan, advance, guarantee or other financial assistance, including any tax credit or other tax advantages, to or with any Interested Stockholder or any affiliate of any Interested Stockholder which involves a financial obligation or benefit of $20,000,000 or more; or (iii) the issuance or transfer by the Company or any subsidiary of the Company (in one transaction or a series of transactions) of any securities of the Company or any subsidiary of the Company to any Interested Stockholder or any affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $20,000,000 or more; or (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder of any affiliate of any Interested Stockholder; or (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Company or any merger or consolidation of the Company with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock of the Company or any subsidiary of the Company which is directly or indirectly owned by any Interested Stockholder or any affiliate of any Interested Stockholder shall require either (a) the approval of a majority of the members of the Board of Directors of the Company as of June 30, 1988, the members of the Board of Directors of the Company who are unaffiliated with the Interested Stockholder and were members of the Board of Directors prior to the time the Interested Stockholder became an Interested Stockholder, and any successor of any such director who is unaffiliated with the Interested Stockholder and is recommended to succeed such a director by a majority of such directors then on the Board of Directors of the Company or (b) the affirmative vote of at least a majority of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, excluding any votes cast with respect to shares beneficially owned by an Interested Stockholder which is directly or indirectly a party, or an affiliate or associate of which is, directly or indirectly, a party, to such transaction.

  For purposes of such Article Ninth, "Interested Stockholder" is defined as any person (other than the Company or any subsidiary of the Company) who or which: (i) is the beneficial owner, directly or indirectly, of more than 5% of the outstanding voting stock of the Company; or (ii) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of more than 5% of the outstanding voting stock of the Company; or (iii) is an assignee of or has otherwise succeeded to any voting stock of the Company which at any time within the two-year period immediately prior to the date in question was beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or a series of transaction not involving a public offering within the meaning of the Securities Act.

  The Merger of the Offeror with and into the Company would trigger the requirements of Article Ninth of the Company's Charter. In accordance with the Company's Charter, the required approval by the Board of Directors of the Company of the Merger Agreement has been obtained.

  Rights Agreement. The Rights Agreement contains certain provisions that may delay, defer or prevent a takeover of the Company. In connection with the Merger Agreement, the Company's Board of Directors has amended the Rights Agreement to provide that, so long as the Merger Agreement has not been terminated, such provisions will not apply to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

17. FEES AND EXPENSES.

  Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Merrill Lynch is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Parent and the Offeror in connection with the Offer. Parent has agreed to pay Merrill Lynch reasonable and customary compensation for such services. In addition, Parent has agreed to reimburse Merrill Lynch for its out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and has agreed to indemnify Merrill Lynch and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

  The Offeror has retained Georgeson & Company Inc. as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the

Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Sierra Corp.

May 30, 1997

                                                                        ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is One Owens Corning Parkway, Toledo, Ohio 43659. All persons listed below are citizens of the United States of America, except Heinz-J. Otto, who is a citizen of Germany and Sir Trevor Holdsworth, who is a citizen of the United Kingdom.

  NAME PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
                                      ------------------------------
Glen H. Hiner              Chairman of the Board and Chief Executive Officer
                           since January 1992. Director of Parent since 1992.
                           Mr. Hiner is also a director of Dana Corporation and The Prudential Insurance Company of America.

Alan D. Booth              Vice President and Process Executive, Customer
                           Fulfillment Process since June 1996; formerly Vice
                           President and President, Insulation--North America
                           (1994), Vice President, Insulation Division,
                           Construction Products Group (1993) and Vice
                           President, Mechanical Products Division (1988).

David T. Brown             Vice President and President, Building Materials
                           Sales and Distribution-- North America since
                           January 1996; formerly Vice President and
                           President, Roofing/Asphalt (1994), Vice President,
                           Roofing/Asphalt Division (1993) and Vice President,
                           Atlanta Regional Sales, Building Materials (1985).

Christian L. Campbell      Senior Vice President, General Counsel and
                           Secretary since January 1995; formerly Vice
                           President, General Counsel and Secretary at Nalco
                           Chemical (1990).

Domenico Cecere            Vice President and President, Roofing/Asphalt since
                           January 1996; formerly Vice President and
                           Controller (1993), also Vice President, Finance and
                           Administration, Europe at Honeywell, Inc. (1992).

Charles H. Dana            Executive Vice President since January 1994;
                           formerly Senior Vice President and President--
                           Industrial Materials Group (1989).

David W. Devonshire        Senior Vice President and Chief Financial Officer
                           since July 1993; formerly Corporate Vice President,
                           Finance at Honeywell, Inc. (1992).

Carl B. Hedlund            Vice President and President, Asia Pacific since
                           December 1995; formerly Vice President and
                           President, Retail/Distribution (1994), Vice
                           President, Retail and Distribution, Construction
                           Products Group (1993), Vice President, Roofing
                           Products Operating Division (1989).

Robert C. Lonergan         President, Building Materials, Europe/Africa since
                           April 1997; formerly Vice President, Science and
                           Technology since January 1995; President, Windows
                           (1993), also President of Reb Plastics, Inc.
                           (1984).

Heinz-J. Otto
                           Vice President and President, Composites since October 1996; formerly Head of Region Europe and Executive Board Member, Ladis 7 Gyr Corp. (1992).

Bradford C. Oelman
                           Senior Vice President, Governmental Affairs since April 1996; formerly Vice President, Corporate Relations (1985).

  NAME PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
                                      ------------------------------
Steven J. Strobel          Vice President and Controller since September 1996;
                           formerly Chief Financial Officer of Kraft Canada,
                           Inc. (1994) and Vice President and Controller of
                           Kraft USA Operations (1991).

Gregory M. Thomson         Senior Vice President, Human Resources since
                           October 1994; formerly Vice President, Human
                           Resources, Public Service Electric & Gas (1988).

Efthimios O. Vidalis       Vice President and President, Insulation since July
                           1996; formerly Vice President and President,
                           Composites (1994) and Vice President,
                           Reinforcements Division, Europe (1986).

Norman P. Blake, Jr.       Presently Chairman of the Board, Chief Executive
                           Officer and President of USF&G Corporation, insurance and financial services, Baltimore, MD since 1990. Mr. Blake is also a director of Enron
                           Corporation and a member of the American Insurance
                           Association and Community Partnership for
                           Education. Director of Parent since 1992.

Leonard S. Coleman, Jr.    Presently President, The National League of
                           Professional Baseball Clubs, professional sports,
                           New York, NY since 1996. Mr. Coleman has been with the National League of Professional Baseball Clubs since 1991. Mr. Coleman is also a director of Beneficial Corporation, the Omnicom Group and New
                           Jersey Resources. He also serves as an Advisory
                           Director of the Martin Luther King, Jr. Center for
                           Non-Violent Social Change, the Metropolitan Opera,
                           The Newark Museum, the Schumann Fund, The Clark
                           Foundation, The Children's Defense Fund, Seton Hall
                           University and The National Urban League. Director of Parent since 1996.

William W. Colville        Presently consultant to and formerly Senior Vice
                           President, General Counsel and Secretary of Parent since 1984. Mr. Colville is also a director of Nordson Corporation. Director of Parent since 1995.

Gaston Caperton            Former Governor of the State of West Virginia from
                           1989-1997. Mr. Caperton was the 1996 chair of the Democratic Governors' Association and serves on the National Governors' Association executive committee. He is also a member of the Intergovernmental Policy Advisory Committee on U.S.
                           Trade. Director of Parent since 1997.

John H. Dasburg            Presently President and Chief Executive Officer,
                           Northwest Airlines Corporation, a transportation company, St. Paul, MN since 1990. Mr. Dasburg has been with Northwest Airlines Corporation since
                           1989. Mr. Dasburg is also a director of Northwest
                           Airlines Corporation and The St. Paul Companies,
                           Inc. Director of Parent since 1996.

Landon Hilliard            Presently Partner, Brown Brothers Harriman & Co.,
                           private bankers, New York, NY since 1979. Mr.
                           Hilliard has been with Brown Brothers Harriman &
                           Co. since 1974. Mr. Hilliard is also a director of Norfolk Southern Corporation and Chairman of the
                           Board of Trustees of the Provident Loan Society of
                           New York. Director of Parent since 1989.

Sir Trevor Holdsworth
                           Former Chairman, National Power plc., an electricity generator company, London, England since 1990. Sir Trevor is also a director of Beauford plc. and Lambert Howarth plc. Director of Parent since 1994.

  NAME PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
                                      ------------------------------
Jon M. Huntsman, Jr.       Presently Vice Chairman of Huntsman Corporation,
                           manufacturer of petrochemicals, Salt Lake City, UT since 1993. From 1992 through June 1993 he served as U.S. Ambassador to Singapore. Mr. Huntsman is a director of Valassis Communications, Total
                           Petroleum Inc. and numerous Huntsman Companies. He also serves as a director of the National Bureau of Asian Research and the Pacific Council on
                           International Policy, and is a member of the Council of American Ambassadors, the National
                           Committee on U.S.--China Relations and the Council on Foreign Relations. He also serves on the governing board of Intermountain Health Care and the Board of Directors of KUED Television. Director of Parent since 1993.

Ann Iverson                Presently Group Chief Executive, Laura Ashley
                           Holdings plc., women's clothing and home furnishings, London, England since 1995. From 1992 through 1994 she was Chief Executive Officer of Mothercare. From 1994 to 1995 she was President and
                           Chief Executive Officer, Kay-Bee Toy Stores. Ms.
                           Iverson is also a director of Laura Ashley Holdings plc. Director of Parent since 1996.

W. Walker Lewis            Presently Senior Advisor, Dillon, Read & Co., Inc.,
                           New York, NY, an investment banking firm and Senior
                           Advisor to Marakon Associates, a consulting firm, Stamford, CT. Most recently he served as Managing
                           Director, Kidder, Peabody & Co., Inc. From March
                           1992 through April 1994 he was President, Avon U.S.
                           and executive Vice President, Avon Products Inc.
                           Mr. Lewis is also a director of Unilab Corporation and American Management Systems, Inc. Director of
                           Parent since 1993.

Furman C. Moseley, Jr.     Presently Director, Simpson Investment Company, a
                           holding company for subsidiaries manufacturing wood pulp and paper products, Seattle, WA. Mr. Moseley joined Simpson Paper in 1960, rising to become
                           Executive Vice President and then Chairman. He later became President of Simpson Investment
                           Company, the parent company of Simpson Paper. He retired from both companies in 1995. Mr. Moseley is also a director of Eaton Corporation and Chairman of Sasquatch Books, Inc. Director of Parent since
                           1983.

W. Ann Reynolds            Presently, Chancellor of City University of New
                           York, New York, NY since 1990. Ms. Reynolds is also a director of Humana, Inc., Abbott Laboratories and Maytag Corporation. Director of Parent since 1993.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is One Owens Corning Parkway, Toledo, Ohio 43659. All persons listed below are citizens of the United States of America.

  NAME PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
                                      ------------------------------
Christian L. Campbell      Director and President of Offeror since 1997.
                           Senior Vice President, General Counsel and
                           Secretary of Parent since January 1995; formerly
                           Vice President, General Counsel and Secretary at
                           Nalco Chemical (1990).

Dennis L. Jarvela
                           Secretary of Offeror since 1997. Also, Mr. Jarvela currently holds the position of Vice President-- Corporate Law for Parent, since 1993; formerly Director--Corporate Law (1985).

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                             THE BANK OF NEW YORK

         By Mail:          Facsimile Transmission:      By Hand or Overnight
    Tender & Exchange           (for Eligible                 Courier:
        Department            Institutions Only)         Tender & Exchange
      P.O. Box 11248            (212) 815-6213               Department
  Church Street Station                                  101 Barclay Street
New York, New York 10286-                               Receive and Deliver
           1248                                                Window
                                                      New York, New York 10286

                          For Confirmation Telephone:
                                (800) 507-9357

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers and locations set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     LOGO
                               Wall Street Plaza
                           New York, New York 10005

                Banks and Brokers call collect: (212) 440-9800
                   ALL OTHERS CALL TOLL FREE: 1-800-223-2064

                     The Dealer Manager for the Offer is:

                              MERRILL LYNCH & CO.

                            World Financial Center
                                  North Tower
                         New York, New York 10281-1305
                          1-800-436-1019 (Toll Free)
                         (212) 449-8209 (Call Collect)